Exhibit 99.1

LAKELAND INDUSTRIES CONFIRMS END OF PROXY CONTEST

RONKONKOMA, NY, April 22, 2008 – Lakeland Industries, Inc. (NASDAQ: LAKE), a leading manufacturer of industrial protective clothing for industry, municipalities, healthcare and to first responders on the federal, state and local levels, today confirmed that it has received a notice from Seymour Holtzman withdrawing his notice of intent to nominate two individuals for election at Lakeland’s 2008 annual meeting of stockholders and advising Lakeland that he has no intent of nominating anyone for election as a director at the 2008 annual meeting.

“We are very pleased to be able to avoid what would have undoubtedly been a costly and disruptive proxy contest so that we can now move beyond this distraction and return our full attention to delivering on Lakeland’s very significant potential and enhancing value for all Lakeland shareholders,” said Christopher J. Ryan, Lakeland’s President and CEO.

Added Mr. Ryan, “We appreciate Seymour Holtzman’s role as a significant and financially savvy shareholder as well as his very constructive suggestions. As we’ve said, Lakeland’s Board of Directors and management team are committed to acting in the best interests of the Company and all stockholders.  We have had extensive conversations with Mr. Holtzman and his associates and are prepared to have continuing conversations with them as long as they are constructive.  Clearly, his decision to end this proxy contest, paves a path for us to continue those conversations and work together in a spirit of cooperation to maximize shareholder value.”

ADDITIONAL INFORMATION

Lakeland Industries, Inc. and its directors and executive officers may be deemed to be participants in the solicitation of proxies from stockholders in connection with the Company’s 2008 Annual Meeting of Stockholders.  The Company plans to file a proxy statement with the Securities and Exchange Commission (“SEC”) in connection with the solicitation of proxies for the Annual Meeting.  Information concerning persons who may be considered participants in the solicitation of the Company’s stockholders under the rules of the SEC is set forth in public filings filed by the Company with the SEC, including its proxy statement relating to its 2007 Annual Meeting of Stockholders, and will be set forth in its proxy statement relating to its 2008 Annual Meeting of Stockholders.  These documents may be (currently or when filed with the SEC) obtained free of charge at the SEC’s website at http://www.sec.gov and the Company’s website at http://www.lakeland.com.

Contacts:
Lakeland Industries 631-981-9700 Christopher Ryan, CEO, CJRyan@lakeland.com Gary Pokrassa, CFO, GAPokrassa@lakeland.com 701-7 Koehler Avenue, Suite 7 Ronkonkoma, NY 11779 www.lakeland.com	Darrow Associates for Lakeland Industries 631-367-1866 Jordan Darrow jdarrow@darrowir.com